Exhibit 10.1

March 18, 2024

Jeffrey DiGiovanni

109 Antelope Drive

Mullica Hill, NJ 08062

Dear Jeff:

On behalf of Innovative Solutions & Support, Inc. (“IS&S” or “the Company”), I am very pleased to extend to you our offer of employment on the following terms:

Position: You will serve as Chief Financial Officer of IS&S. Your expected starting date of employment is April 8, 2024. You will report directly to IS&S’s Chief Executive Officer (the “CEO”) and will have such authority, duties, and responsibilities as are customarily associated with the positions of Chief Financial Officer. Your principal place of employment will be at our offices in Exton, Pennsylvania, subject to such travel as may be required in the performance of your duties and responsibilities. During your employment with IS&S, you agree to devote your full business time and best efforts to the performance of your duties and responsibilities.

Base Salary and Bonus Opportunity: Your starting annual base salary (“Base Salary”) will be $325,000, pro-rated from your start date, and will be paid to you in accordance with IS&S’s normal payroll practices. Your Base Salary shall be subject to review by IS&S’s CEO in conjunction with the Board of Directors (the “Board”) on an annual basis and may be adjusted by them in their sole discretion as approved by the Board. You will be eligible for a bonus for FY2024 with a target amount equal to 50% of your Base Salary (pro-rated based on your start date). The actual amount of bonus earned will be based on the following metrics:

-	One-third, revenue based on the approved annual fiscal plan.

-	One-third, operating income based on the approved fiscal plan.

-	One-third determined by the CEO and Board in their sole discretion based on their assessment of your performance and contributions.

Your target cash bonus opportunity for subsequent years shall be determined by the CEO and Board in their sole discretion. You must be employed on the date of payment to be eligible to receive the bonus.

Equity Awards: Upon commencement of your employment and subject to the terms and conditions of the IS&S 2019 Stock-Based Incentive Compensation Plan (the “Plan”) and the applicable award agreements, IS&S will award you:

-	$250k RSUs (approximately 31,250 shares).

-	$250k options (approximately 62,400 shares).

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Your RSUs and option awards shall vest 25% on the first anniversary of the award date and in equal quarterly installments thereafter, such that 100% of the award shall be vested as of the fourth anniversary of the award date. The exercise price of your option will be no less than the fair market value of IS&S common stock on the grant date (defined as the closing price on the date of grant). IS&S is providing you with this initial award, which is significantly higher than a typical annual award to provide you with a significant stake as a new hire.

Benefit Plans: You will be eligible to participate in IS&S’s employee benefit plans and programs on the same terms and conditions as apply to IS&S’s executive officers generally, as in effect from time to time. Schedule A contains a list of the employee benefit plans and programs currently maintained by IS&S. IS&S reserves the right to amend or terminate any such plan or program at any time.

Termination and Severance: Your employment with IS&S is at-will, meaning that either you or IS&S may terminate your employment at any time and for any reason. Upon termination of your employment for any reason, you shall be entitled to payment of the following items: (i) unpaid Base Salary earned prior to your termination date; (ii) unused vacation time accrued prior to your termination date; and (iii) vested benefits earned under any employee benefit plan or program, in accordance with the terms and conditions thereof. In addition, if your employment is terminated by IS&S without Cause (other than due to your death or Disability (as defined in the Plan)), then, subject to your execution and non-revocation of a general release of claims in favor of IS&S and its affiliates within 60 days following your termination date and your continued compliance with the Restrictive Covenant Agreement set forth on Schedule B and the Confidentiality, Intellectual Property, and Insider Information Obligations agreement set forth on Schedule C, you shall be entitled to the following payments and benefits: (i) continuation of your then-current Base Salary for a 6 month period, payable in accordance with IS&S’s normal payroll practices beginning with the first payroll period after the release becomes effective or such later date as may be required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, you would have been paid for such year absent such termination, payable on the latest of (A) the date on which IS&S pays bonuses for such year generally, (B) the date on which the release becomes effective and (C) such later date as may be required to comply with Code Section 409A.

Background Check and Drug Test: This offer is contingent on satisfactory completion of the Company’s standard background checks and a drug test.

Definitions: For purposes of this letter, “Cause” means (i) indictment, conviction of, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime involving moral turpitude or dishonesty, (ii) any intentional action or an act of fraud, dishonesty, or theft affecting the property, reputation, or business of IS&S or its affiliates, (iii) willful and persistent neglect of your duties and responsibilities, (iv) failure or refusal to carry out the lawful directives of the Board, (v) diverting any business opportunity of IS&S or its affiliates for your own personal gain, (vi) omission of or misrepresentation of a significant fact on your employment application and/or resume, or (vii) misuse of alcohol or drugs affecting your work performance.

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Section 409A: This letter is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this letter in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by IS&S. Notwithstanding any other provision of this letter to the contrary, if you are a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for in this letter would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this letter shall not be paid (or commence) during the six-month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following your separation from service or (ii) the 10th business day following your death. Notwithstanding anything herein to the contrary, neither IS&S nor any of its affiliates shall have any liability to you or to any other person if the payments and benefits provided in this letter that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Your right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Code Section 409A.

Confidentiality and Restrictive Covenants: In consideration for your employment by IS&S, you agree to become a party to the Restrictive Covenant Agreement set forth on Schedule B and the Confidentiality, Intellectual Property and Insider Information Obligations agreement (the “Confidentiality Agreement”) set forth on Schedule C as of your start date. You represent and warrant that you are not subject to any non-compete, non-disclosure, or similar agreement or restrictive covenant that would prevent you from accepting this position or that would materially impair your ability to perform the duties of this position. You also acknowledge that (i) your work for IS&S will give you access to confidential affairs and propriety information of IS&S and its affiliates; (ii) the restrictive covenants contained in the Restrictive Covenant Agreement and the Confidentiality Agreement are essential to the business and goodwill of IS&S and its affiliates; and (iii) IS&S would not have made you this offer of employment but for your agreement to become party to the Restrictive Covenant Agreement and the Confidentiality Agreement.

Ethical Standards: You will be expected to observe the highest standards of ethical, personal, and professional conduct and to comply with IS&S’s policies, including its Code of Business Conduct, a copy of which has been provided to you.

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Additional Terms: The terms of your employment may in the future be amended, but only by a writing which is signed by both you and, on behalf of IS&S, a duly authorized officer. This letter constitutes the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter of this letter. If any portion or provision of this letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law. This letter may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

Governing Law: This letter, including the schedules attached hereto, shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws thereof. Any legal proceeding arising out of or relating to your employment will be instituted in federal court in the Commonwealth of Pennsylvania (or, if such proceeding may not be brought in federal court, in the state courts located in Chester County, Pennsylvania), and you and IS&S hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) you or it may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum. If these employment terms are satisfactory to you, please indicate your acceptance by signing below and returning one copy of the signed offer letter to me. This offer will expire unless accepted in writing on or before Wednesday, March 20, 2024.

Jeff, we look forward to your joining IS&S and are confident you will be a strong leader of the Company.

Sincerely,

/s/ Shahram Askarpour

Shahram Askarpour

Chief Executive Officer

Accepted:

/s/ Jeffrey DiGiovanni

Jeffrey DiGiovanni

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Schedule A

Employee Benefit Plans and Programs

A brief summary of IS&S’s employee benefit plans and programs includes:

•	Paid time off based on IS&S’s PTO accrual policy—your initial vacation accrual will be set 1.25 days per month, with a maximum of 120 hours per year. You will begin to accrue vacation on the first day of the month following the date of your employment.
•	9 Paid holidays and 3 Floating Holidays annually, first year of employment is prorated based on date of hire.
•	Medical, dental and vision insurance coverage with shared premiums will begin on the first day of employment.
•	Company provided Basic life insurance and long-term disability protection.
•	Supplemental life insurance for employees, spouse, and dependent children.
•	Travel accident insurance
•	Flexible spending accounts for medical costs and dependent care.
•	Tuition reimbursement program

•      401(k) Plan for retirement savings. You may enroll and transfer funds from a prior qualified account immediately. We will enroll you automatically in our 401(k) plan at a 3% contribution level beginning with the first pay following 90 days of employment. The company matches your contribution of up to 4% of pay at a rate of 50%. The company’s match vests at 50% your first year, 75% the second year, and fully vests the third year. You may also select a higher unmatched contribution level or decide not to participate at all.

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Schedule B

Restrictive Covenant Agreement

As a condition of you becoming employed (or your employment being continued) by Innovative Solutions & Support, Inc., or any of its current or future subsidiaries, affiliates, successors, or assigns (collectively, “IS&S”), you hereby agree to the following:

1. Non-Competition. During your employment by IS&S and for 12 months thereafter (the “Restriction Period”), you shall not, without the prior written consent of IS&S, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, the business of aircraft avionics; provided that ownership by you of IS&S securities or of less than a five percent equity interest in a publicly held company shall not be a breach of this paragraph.

2. Non-Solicitation. During the Restriction Period, you shall not, without the express prior written consent of IS&S, directly or indirectly, for yourself or on behalf of any other person or entity, (i) solicit or encourage any customer, vendor, client or prospective customer, vendor or client (or anyone who was a customer, vendor or client during the Restriction Period) to cease any relationship with IS&S or its affiliates or (ii) solicit or encourage any employee or consultant of IS&S or its affiliates (or anyone who was an employee or consultant of IS&S or its affiliates during the Restriction Period) to leave the employment of or cease to perform services for IS&S or its affiliates; provided that this paragraph shall not prohibit any general public advertisement or general solicitation for personnel not specifically directed at any employee or consultant of IS&S or its affiliates.

3. Non-Disparagement. During your employment by IS&S and at all times thereafter, you shall not publish or otherwise transmit any disparaging, derogatory or defamatory remarks, comments or statements, whether written or oral, regarding IS&S, its affiliates or their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which are reasonably likely to (i) damage materially the reputation of IS&S or its affiliates or (ii) interfere materially with the contracts or business relationships of IS&S or its affiliates. This paragraph shall not restrict or prevent you from providing truthful testimony as required by court order or other legal process nor does it impact your right to contact regulators with concerns about potential legal or regulatory violations without notice to the company.

4. Substitution. If a court holds that the duration, scope, area, or other restrictions stated herein are unreasonable under circumstances then existing, you and IS&S agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances will be substituted for the stated duration, scope, area or other restrictions.

5. Enforcement. You agree that in the event of your breach or threatened breach of any provision of this Schedule, IS&S, in addition to any other legal remedies which may be available to it, shall be entitled to appropriate injunctive relief and/or specific performance in order to enforce or prevent any violations of such provisions.

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6. Governing Law; Exclusive Jurisdiction. This Restrictive Covenant Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws thereof. Any legal proceeding arising out of or relating to this Restrictive Covenant Agreement will be instituted in federal court in the State of Pennsylvania (or, if such proceeding may not be brought in federal court, in the state courts located in Philadelphia, Pennsylvania), and you and IS&S hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) you or it may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

Acknowledged and Accepted:

/s/ Jeffrey DiGiovanni

Jeffrey DiGiovanni

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Schedule C

Innovative Solutions & Support, Inc.

Confidentiality, Intellectual Property, and Insider Information Obligations

As a condition of you becoming employed (or your employment being continued) by Innovative Solutions & Support, Inc., or any of its current or future subsidiaries, affiliates, successors, or assigns (collectively, “IS&S”), you hereby agree to the following:

1. Prior Employment. You confirm that you are under no restrictions including, without limitation, non-compete agreements or non-disclosure agreements which would restrict your ability to fully comply with your employment obligations with IS&S, or to comply with the confidentiality and intellectual property obligations set forth below.

Under the Uniform Trade Secrets Act (UTSA), you are prohibited from knowingly disclosing confidential information from your former employer to whom you owe continuing obligations of confidentiality (“Former Employer Confidential Information”). Tangible items containing Former Employer Confidential Information, including without limitation documents, files, computer discs and other physical or electronic items, which contain Former Employer Confidential Information, may not be brought to any IS&S site.

2. Confidential Information. You must maintain in strict confidence, during and after your employment with IS&S, any IS&S trade secrets, except as required in the conduct of IS&S’s business or as authorized in writing on behalf of IS&S, unless and until the same shall have become generally known. This information includes without limitation, the following: all IS&S trade secrets, confidential reports and communications; customer and prospect lists; the identity or details of IS&S’s suppliers, licensors, licensees, distributors and consultants; information concerning IS&S employees; IS&S financial information; non-public details of any IS&S agreements; pending or unannounced deals, agreements, disputes, litigation, settlements, or investigations; production processes; bills of materials; non-public product roadmaps; marketing techniques; purchasing information; price lists; quotation procedures; pending bids; customer information and data; installation and training techniques; maintenance procedures; business methods; concepts; ideas; inventions including the results of research and development activities; processes, formulas; techniques; know-how; designs; drawings; specifications; blueprints; patent disclosures; pending patent applications, including information that you created during your employment with IS&S (whether or not during working hours) and any confidential information and materials that IS&S obtains from third parties pursuant to a non-disclosure agreement. To not remove from IS&S’s premises or retain without IS&S’s express written consent any property belonging to IS&S including, but not limited to, figures, calculations, letters, papers, drawings, blueprints or copies thereof, or any trade secret or financial information of any type except in the conduct of IS&S business.

Upon termination of your employment with IS&S, whether voluntary or involuntary, you agree not to retain any tangible items (including without limitation, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by you during your employment with IS&S or otherwise containing IS&S Confidential Information or belonging to IS&S) and to promptly return to IS&S any such items in your possession on or before your date of termination.

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